Exhibit 99.1

PRESS RELEASE

For more information contact: FOR IMMEDIATE RELEASE
Gerald Shencavitz
EVP and Chief Financial Officer
(207) 288-3314

Record Earnings at Bar Harbor Bankshares – Earnings Per Share Up 25.8%

BAR HARBOR, Maine (October 26, 2009) – Bar Harbor Bankshares (the "Company") (NYSE Amex: BHB) the parent company of Bar Harbor Bank & Trust (the "Bank"), today announced net income of $3.1 million for the quarter ended September 30, 2009, compared with $2.3 million for the third quarter of 2008, representing an increase of $772 thousand, or 33.1%. Third quarter net income available to common shareholders amounted to $2.8 million, representing an increase of $500 thousand, or 21.4% compared with the third quarter of 2008. The Company’s diluted earnings per share, after preferred stock dividends and accretion of preferred stock discount, amounted to $0.95 for the third quarter of 2009, compared with $0.78 for the third quarter of 2008, representing an increase of $0.17, or 21.8%.

The Company’s annualized return on average shareholders’ equity amounted to 14.02% in the third quarter of 2009, compared with 14.46% for the same quarter in 2008.

For the nine months ended September 30, 2009, the Company’s net income amounted to $8.5 million, compared with $6.3 million for the same period in 2008, representing an increase of $2.2 million, or 34.4%. Net income available to common shareholders amounted to $7.7 million, compared with $6.3 million for the nine months ended September 30, 2008, representing an increase of $1.4 million, or 22.3%. Diluted earnings per share, after preferred stock dividends and accretion of preferred stock discount, amounted to $2.63 for the nine months ended September 30, 2009, compared with $2.09 for the same period in 2008, representing an increase of $0.54, or 25.8%.

For the nine months ended September 30, 2009, the Company’s return on average shareholders’ equity amounted to 13.16%, compared with 12.78% for the same period in 2008.

In making the announcement, the Company’s President and Chief Executive Officer, Joseph M. Murphy commented, "As we enter the last quarter of 2009, we are very pleased to report record quarterly and year-to-date earnings and earnings per share, solid loan origination activity, sustained credit quality, continued growth in retail deposits and a strong financial condition. We believe our current success demonstrates the intrinsic strength of the community banking business model, which when executed best, couples deep local market knowledge with a consistent focus upon fundamental banking disciplines."

Mr. Murphy continued his remarks by saying, "While most banks across the country are experiencing a serious deterioration in credit quality, we are pleased to report that our Bank’s non-performing loans remained at relatively low levels at quarter-end and were well below our peer group average. During the nine months ended September 30, 2009, the Bank’s loan loss experience was remarkably low, with net loan charge-offs amounting to $699 thousand on a loan portfolio exceeding $664 million. Notwithstanding the Bank’s strong credit quality indicators, on a year-to-date basis we recorded a provision for loan losses of $2.6 million, which increased our allowance for loan losses by $1.9 million, or 34%, principally in response to deteriorating economic conditions overall and the impact these conditions have had on the inherent risk of loss in our loan portfolio. The Bank also absorbed an $841 thousand increase in FDIC insurance assessments, including an emergency special assessment in the second quarter. We are pleased to report that our increased level of loan loss provisioning and FDIC insurance premiums were readily offset by a strong lift in net interest income, driven by an expanded net interest margin and strong earning asset growth."

In concluding, Mr. Murphy added, "While our record financial results have been most gratifying, we remain cautious about the months ahead and the realities still facing the banking industry as a whole. While the national recession has recently shown some signs of easing, and despite massive government stimulus efforts, we expect a prolonged economic recovery with pockets of continued deterioration in the foreseeable future. Business activity across a wide range of industries and regions has yet to show a meaningful up-tick and local governments and many businesses are in serious difficulty due to multi-decade high unemployment rates and diminished consumer spending. Accordingly, we believe the continuation of our solid credit quality profile and the ability of our borrowers to repay their loans will be key determinants of our future financial performance. Considering our solid earnings fundamentals, strong financial condition and consistent management strategies, we believe we are better positioned than most banks to successfully manage our way through any uncertainties that may lie ahead."

Financial Condition

Assets: At September 30, 2009 total assets stood at $1.1 billion, representing an increase of $88.4 million, or 9.1%, compared with December 31, 2008.

Loans: Total loans ended the third quarter at $654.6 million, representing an increase of $21.0 million, or 3.3%, compared with December 31, 2008. Loan growth was led by commercial loans and tax-exempt loans to local municipalities, which were up $29.8 million and $7.1 million, or 9.3% and 132.3%, compared with December 31, 2008, respectively. Consumer loans, which principally consist of residential real estate mortgage loans, declined $15.8 million or 5.2% compared with December 31, 2008, reflecting principal pay-downs from the Bank’s residential mortgage loan portfolio.

Residential mortgage loan origination activity increased significantly during the first nine months of 2009, principally reflecting declines in residential mortgage loan interest rates and borrower refinancing activity. Because of the interest rate risk considerations associated with holding low coupon mortgage loans, many of the low fixed rate residential mortgages originated in 2009 were sold in the secondary market with customer servicing retained by the Bank and as a result were not reflected in outstanding loan balances at period end.

Credit Quality: The Bank’s non-performing loans ended the third quarter at relatively low levels and were well below the Bank’s peer group average. At September 30, 2009, total non-performing loans amounted to $7.5 million or 1.14% of total loans, compared with $4.4 million, or 0.70% at December 31, 2008.

During the nine months ended September 30, 2009, the Bank enjoyed a relatively low level of loan loss experience, which showed improvement compared with the loan loss experience during the first nine months of 2008. Total net loan charge-offs amounted to $699 thousand, or annualized net charge-offs to average loans outstanding of 0.14%, compared with $1.2 million, or annualized net charge-offs to average loans outstanding of 0.26%, for the nine months ended September 30, 2008.

For the three and nine months ended September 30, 2009, the Bank recorded provisions for loan losses of $1.1 million and $2.6 million, representing increases of $197 thousand and $888 thousand, compared with the same periods in 2008, respectively. The increases in the provision were principally attributed to growth in the loan portfolio, increases in non-performing loans and deteriorating economic conditions, including rising unemployment levels and declining real estate values in the markets served by the Bank.

The Bank maintains an allowance for loan losses (the "allowance") which is available to absorb probable losses on loans. The allowance is maintained at a level that, in management’s judgment, is appropriate for the amount of risk inherent in the current loan portfolio and adequate to provide for estimated probable losses. At September 30, 2009, the allowance stood at $7.3 million, representing an increase of $1.9 million or 34.1% compared with December 31, 2008. At September 30, 2009, the allowance expressed as a percentage of total loans stood at 1.12%, up from 0.86% at December 31, 2008.

Securities: Total securities ended the third quarter at $357.0 million, representing an increase of $66.5 million, or 22.9%, compared with December 31, 2008. Securities purchased during the first nine months of 2009 consisted of mortgage-backed securities issued by U.S. Government agencies and sponsored enterprises, debt obligations of U.S. Government-sponsored enterprises, and obligations of state and political subdivisions thereof.

Deposits: Historically, the banking business in the Bank’s market area has been seasonal, with lower deposits in the winter and spring and higher deposits in summer and autumn. The timing and extent of seasonal swings have varied from year to year, particularly with respect to demand deposits.

Total deposits ended the third quarter at $619.1 million, representing an increase of $40.9 million, or 7.1%, compared with December 31, 2008. Total retail deposits ended the third quarter at $529.1 million, up $39.4 million or 8.0% compared with December 31, 2008. Demand deposits and NOW accounts combined were up $10.4 million or 8.2%, while retail time deposits were up $30.0 million or 15.0% compared with December 31, 2008.

Brokered deposits obtained from the national market ended the third quarter at $90.0 million, representing an increase of $1.5 million, or 1.7%, compared with December 31, 2008. Brokered deposits are generally utilized to help support the Bank’s earning asset growth, while maintaining its strong, on-balance sheet liquidity position via secured borrowing lines of credit with the Federal Home Loan Bank and the Federal Reserve Bank.

Borrowings: Total borrowings ended the third quarter at $341.4 million, representing an increase of $17.5 million, or 5.4%, compared with December 31, 2008. The increase in borrowings was principally used to help fund the growth of the Bank’s securities portfolio.

Capital: During the third quarter of 2009, the Bank continued to exceed regulatory requirements for "well-capitalized" institutions. Company management considers this to be vital in promoting depositor and investor confidence and providing a solid foundation for future growth. Under the capital adequacy guidelines administered by the Bank’s principal regulators, "well-capitalized" institutions are those with Tier I leverage, Tier I Risk-based, and Total Risk-based ratios of at least 5%, 6% and 10%, respectively. At September 30, 2009, the Company’s Tier I Leverage, Tier I Risk-based, and Total Risk-based capital ratios were 8.32%, 12.88% and 14.68%, compared with 6.61%, 9.95% and 11.60% at December 31, 2008, respectively.

In January 2009, the Company issued and sold $18.75 million in Fixed Rate Cumulative Perpetual Preferred Stock, Series A, no par value, to the U.S. Treasury in connection with its participation in the U.S. Treasury’s Capital Purchase Program ("CPP"). The CPP is a voluntary program designed by the U.S. Treasury to provide additional capital to healthy, well-capitalized banks, to help provide economic stimulus through the creation of additional lending capacity in local banking markets.

At September 30, 2009, the Company’s tangible common equity ratio stood at 6.90%, up from 6.42% at December 31, 2008.

Shareholder Dividends: The Company paid regular cash dividends of $0.26 per share of common stock in the third quarter of 2009, unchanged compared with the same quarter in 2008. The Company’s Board of Directors recently declared a fourth quarter 2009 regular cash dividend of $0.26 per share of common stock, which based on today’s closing price of BHB common stock, represents a dividend yield of 3.69%.

Results of Operations

Net Interest Income: For the three months ended September 30, 2009, net interest income on a tax-equivalent basis amounted to $8.8 million, representing an increase of $1.5 million, or 20.1%, compared with the third quarter of 2008. The increase in third quarter 2009 net interest income compared with the same quarter in 2008 was principally attributed to an improved net interest margin, combined with average earning asset growth of 14.1%. For the three months ended September 30, 2009, the tax-equivalent net interest margin amounted to 3.38%, representing an improvement of 16 basis points compared with the third quarter of 2008.

For the nine months ended September 30, 2009, net interest income on a tax-equivalent basis amounted to $26.3 million, representing an increase of $5.7 million, or 27.6%, compared with the same period in 2008. Declines in short-term interest rates have favorably impacted the Bank’s net interest margin, as the weighted average cost of interest bearing liabilities have declined faster and to a greater degree than the decline in earning asset yields. For the nine months ended September 30, 2009, the tax-equivalent net interest margin amounted to 3.45%, representing an improvement of 34 basis points compared with the same period in 2008.

Non-interest Income: For the three months ended September 30, 2009, total non-interest income amounted to $1.9 million, representing a decline of $308 thousand or 13.8%, compared with the third quarter of 2008. The decline in non-interest income was principally attributed to a $590 thousand decline in credit and debit card service charges and fees reflecting the previously reported sale of the Bank’s merchant processing and Visa credit card portfolios in the fourth quarter of 2008. This decline was offset by a comparable decline in debit and credit card expenses, which are included in non-interest expense in the Company’s consolidated statements of income. The decline in debit and credit card fees was largely offset by a $244 thousand or 151.6% increase in other operating income, which was principally attributed to an increase in income from mortgage banking activities. Total securities gains amounted to $695 thousand for the quarter, largely offset by other-than-temporary impairment losses of $511 thousand.

For the nine months ended September 30, 2009, total non-interest income amounted to $4.9 million, representing a decline of $1.3 million or 21.2% compared with the same period in 2008. The decline in non-interest income was attributed to a variety of factors, including a $1.0 million or 58.4% decline in credit and debit card service charges and fees. The decline in non-interest income was also attributed to a non-recurring $313 thousand gain recorded in 2008 representing the proceeds from shares redeemed in connection with the Visa, Inc. initial public offering. Service charges on deposit accounts declined $161 thousand or 13.1% compared with the first nine months of 2008, principally attributed to declines in deposit account overdraft activity. Trust and financial services fees declined $112 thousand or 5.8%, principally reflecting declining market values of assets under management.

For the nine months ended September 30, 2009 total securities gains, net of other-than-temporary impairment losses, amounted to $556 thousand, compared with $604 thousand for the same period in 2008, representing a decline of $48 thousand, or 7.9%. The $556 thousand in net securities gains were comprised of realized gains on the sale of securities amounting to $2.5 million, largely offset by other-than-temporary impairment losses of $2.0 million on certain available-for-sale, 1-4 family, non-agency mortgage backed securities.

Non-interest Expense: For the three months ended September 30, 2009, total non-interest expense amounted to $5.0 million, representing a decline of $145 thousand, or 2.8%, compared with the third quarter of 2008. The decline in non-interest expense was largely attributed to a $523 thousand or 84.5% decline in credit and debit card expenses, reflecting the previously reported sale of the Bank’s merchant processing and Visa credit card portfolios in the fourth quarter of 2008. FDIC deposit insurance assessments amounted to $213 thousand for the quarter, representing an increase of $195 thousand compared with the third quarter of 2008.

For the nine months ended September 30, 2009, total non-interest expense amounted to $15.7 million, representing an increase of $349 thousand, or 2.3%, compared with the same period in 2008. The increase in non-interest expense was principally attributed to an $841 thousand increase in FDIC insurance assessments, including an emergency special FDIC assessment recorded in the second quarter of 2009 amounting to $495 thousand. The special assessment was levied on all FDIC insured financial institutions. Deposit insurance premiums for all FDIC insured banks have increased as a result of the FDIC’s plan to reestablish the Deposit Insurance Fund to levels required by the Federal Deposit Reform Act of 2005.

The increase in non-interest expense for the nine months ended September 30, 2009 was also attributed to a $193 thousand write-down of certain non-marketable venture capital equity investment funds considered other-than-temporarily impaired, of which $168 thousand was recorded in the first quarter. These investment funds, which generally qualify for Community Reinvestment Act credit, represent socially responsible venture capital investments in small businesses throughout Maine and New England. These write-downs principally reflected the impact current economic conditions have had on these funds.

For the nine months ended September 30, 2009, salaries and employee benefits expense amounted to $8.3 million, representing an increase of $399 thousand, or 5.0%, compared with the same period in 2008. The increase in salaries and employee benefits was principally attributed to increases in employee health insurance premiums, normal increases in base salaries, as well as changes in staffing levels and mix.

The foregoing increases in non-interest expense were largely offset by a $930 thousand or 77.5% decline in credit and debit card expenses and a $177 thousand or 14.5% decline in furniture and equipment expenses.

Efficiency Ratio: The Company’s efficiency ratio, or non-interest operating expenses divided by the sum of tax-equivalent net interest income and non-interest income other than net securities gains and other-than-temporary impairments, measures the relationship of operating expenses to revenues. Low efficiency ratios are typically a driving factor for high performing financial institutions. For the three and nine months ended September 30, 2009, the Company’s efficiency ratios amounted to 47.1% and 51.0%, which were significantly below the Company’s peer group average.

Income Taxes: For the three and nine months ended September 30, 2009, total income taxes amounted to $1.2 million and $3.4 million, representing increases of $172 thousand and $538 thousand, or 16.4% and 18.9%, compared with the same periods in 2008, respectively. The Company’s effective tax rates amounted to 28.2% and 28.5% for the three and nine months ended September 30, 2009, compared with 31.0% for the same periods in 2008, respectively.

About Bar Harbor Bankshares

Bar Harbor Bankshares is the parent company of its wholly owned subsidiary, Bar Harbor Bank & Trust. Bar Harbor Bank & Trust, founded in 1887, provides full service community banking with twelve branch office locations serving downeast and midcoast Maine. Bar Harbor Bankshares is a member of the Russell 2000 and 3000 indices.

This earnings release contains certain forward-looking statements with respect to the financial condition, results of operations and business of Bar Harbor Bankshares (the "Company") for which the Company claims the protection of the safe harbor provided by the Private Securities Litigation Reform Act of 1995, as amended. You can identify these forward-looking statements by the use of words like "strategy," "anticipates" "expects," "plans," "believes," "will," "estimates," "intends," "projects," "goals," "targets," and other words of similar meaning. You can also identify them by the fact that they do not relate strictly to historical or current facts. Forward-looking statements include, but are not limited to, those made in connection with estimates with respect to the future results of operation, financial condition, and the business of the Company which are subject to change based on the impact of various factors that could cause actual results to differ materially from those projected or suggested due to certain risks and uncertainties. These risks and uncertainties include, but are not limited to, changes in general economic conditions, interest rates, deposit flows, loan demand, internal controls, legislation or regulation and accounting principles, policies or guidelines, as well as other economic, competitive, governmental, regulatory and accounting and technological factors affecting the Company’s operations. For more information about these risks and uncertainties and other factors, please see the Company’s Annual Report on Form 10-K, as updated by the Company’s Quarterly Reports on Form 10-Q and other filings on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

Bar Harbor Bankshares
Selected Financial Information
(dollars in thousands except per share data)
(unaudited)

	Period End		3rd Quarter Average
Balance Sheet Data	9/30/2009	12/31/2008	2009	2008

Total assets	$1,060,707	$ 972,288	$1,065,334	$ 937,749
Total securities	356,977	290,502	356,141	276,515
Total loans	654,604	633,603	663,039	616,413
Allowance for loan losses	7,304	5,446	7,068	5,411
Total deposits	619,097	578,193	647,382	580,766
Total borrowings	341,391	323,903	324,081	287,681
Shareholders' equity	94,405	65,445	87,854	64,190

	Three Months Ended		Nine Months Ended
Results Of Operations	9/30/2009	9/30/2008	9/30/2009	9/30/2008

Interest and dividend income	$ 13,705	$ 13,515	$ 41,134	$ 40,110
Interest expense	5,273	6,387	15,919	20,158
Net interest income	8,432	7,128	25,215	19,952
Provision for loan losses	1,057	860	2,557	1,669
Net interest income after
provision for loan losses	7,375	6,268	22,658	18,283

Non-interest income	1,916	2,224	4,889	6,205
Non-interest expense	4,967	5,112	15,683	15,334
Income before income taxes	4,324	3,380	11,864	9,154
Income taxes	1,219	1,047	3,378	2,840

Net income	$ 3,105	$ 2,333	$ 8,486	$ 6,314

Preferred stock dividends and accretion of discount	272	---	762	---
Net income available to common shareholders	$ 2,833	$ 2,333	$ 7,724	$ 6,314

Per Common Share Data

Basic earnings per share	$ 0.98	$ 0.80	$ 2.69	$ 2.13
Diluted earnings per share	$ 0.95	$ 0.78	$ 2.63	$ 2.09
Average shares outstanding-Basic	2,883,580	2,922,067	2,875,406	2,959,120
Average shares outstanding-Diluted	2,978,003	2,982,000	2,941,018	3,025,526
Cash dividends per share	$ 0.260	$ 0.260	$ 0.780	$ 0.760

Selected Financial Ratios

Return on Average Assets (1)	1.16%	0.99%	1.08%	0.92%
Return on Average Equity (1)	14.02%	14.46%	13.16%	12.78%
Tax-equivalent Net Interest Margin	3.38%	3.22%	3.45%	3.11%
Efficiency Ratio (2)	47.1%	53.7%	51.0%	59.0%

	At or for the Nine Months Ended September 30,		At or for the Year Ended December 31,

	2009	2008	2008
Asset Quality

Net charge-offs to average loans (1)	0.14%	0.26%	0.21%
Allowance for loan losses to total loans	1.12%	0.84%	0.86%
Allowance for loan losses to non-performing loans	98%	156%	124%
Non-performing loans to total loans	1.14%	0.53%	0.70%
Non-performing assets to total assets	0.76%	0.36%	0.46%

Capital Ratios

Tier 1 leverage capital	8.32%	6.76%	6.61%
Tier 1 risk-based capital	12.88%	10.10%	9.95%
Total risk-based capital	14.68%	11.74%	11.60%
Tangible equity to total assets	8.60%	6.31%	6.40%
Tangible common equity (3)	6.90%	6.33%	6.42%

                                                        (1)Annualized

                                                        (2 Computed by dividing non-interest expense by the sum of tax-equivalent net interest income and non-interest income other than securities gains and OTTI. Includes a $495 special FDIC assessment recorded in the second quarter of 2009.

                                                        (3) Computed by dividing common shareholders' equity, less goodwill and other intangible assets, by total assets, less goodwill and other intangible assets.

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